Exhibit (p)(i)

                 HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.
                     HENDERSON INVESTMENT MANAGEMENT LIMITED
                             HENDERSON GLOBAL FUNDS
                         (EACH SERIES THEREOF A "FUND")
                              CODE OF ETHICS (U.S.)

STATEMENT OF GENERAL POLICY

         Henderson Global Investors (North America) Inc. and Henderson Investment Management Limited and Henderson Global Funds (collectively, the "Firm") seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by the Firm or any of its employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to clients, or which creates any actual or potential conflict of interest between clients and the Firm or any of its employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, the Firm believes that individual investment activities by its officers and employees should not be unduly prohibited or discouraged.

         Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Rule") requires that the Firm and the Fund adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule. Accordingly, this Code of Ethics (the "Code") has been adopted to ensure that those who have knowledge of portfolio transactions or other confidential client information will not be able to act thereon to the disadvantage of the Firm's clients. This Code is also designed to meet certain records requirements under the Investment Advisers Act of 1940, as amended. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable, the Firm and persons connected with the Firm. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Firm's clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such employee.

         This Code applies to each employee and Associated Person (as defined below) of the Firm, including all its executive officers and directors. All U.K. employees of the Firm, and certain U.S. employees are also subject to the Henderson Global Investors U.K. Personal Account Dealing Rules and any other additional provisions that apply to the investment products for which they are responsible. The Compliance Department will notify these individuals regarding their obligations.

1.       DEFINITIONS OF TERMS USED

         (a) "Access Person" means (i) any director, trustee or officer of the Firm; (ii) any employee of the Firm or an Associated Person of the Firm who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iii) any natural person in a control relationship

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                  to the Firm who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client.

         (b) "Adviser" means Henderson Global Investors (North America) Inc. ("Henderson Global") and Henderson Investment Management Ltd. ("HIML").

         (c) "Associated Person" means any person who is not an employee of the Firm but performs services on behalf of the Firm and who is deemed to be an Access Person or Limited Access Person as determined by the Chief Compliance Officer.

         (d) "Beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. EACH ACCESS PERSON AND LIMITED ACCESS PERSON WILL BE ASSUMED TO HAVE A PECUNIARY INTEREST, AND THEREFORE, BENEFICIAL INTEREST IN OR OWNERSHIP OF, ALL SECURITIES HELD BY THE ACCESS PERSON AND LIMITED ACCESS PERSON, THE ACCESS PERSON'S OR LIMITED ACCESS PERSON'S SPOUSE, ALL MINOR CHILDREN, ALL DEPENDENT ADULT CHILDREN AND ADULTS SHARING THE SAME HOUSEHOLD WITH THE ACCESS PERSON OR LIMITED ACCESS PERSON (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. Any questions an Access Person or Limited Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Department.

         (e) "Chief Compliance Officer" means Manager, Compliance and Business Risk of Henderson Global or his designee.

         (f) "Client" means any investment advisory client of the Firm, including the Fund.

         (g) "Compliance Department" shall mean the Compliance and Business Risk Department in the U.K. or the Legal and Compliance Department in the U.S., or successor departments, as appropriate.

         (h) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.


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         (i)      "Covered Security" shall have the meaning set forth in Section
                  2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts or Fund Shares, except that it shall not include securities which are direct obligations of the government of the United States, shares issued by U.S. registered open-end investment companies other than the Fund, bankers' acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

         (j) "Disinterested Trustee" means any trustee of the Fund who is not an interested person of the Adviser or underwriter, is not an officer of the Fund and is not otherwise an "interested person" of the Fund as defined in the Investment Company Act of 1940, as amended.

         (k) The "Ethics Committee" shall consist of HIML's Director of Compliance or his/her designee, Henderson Global's Chief Compliance Officer, a designated legal representative of Henderson Global, Henderson Global's Director of Corporate Services and Henderson Global's Vice President of Operations or the person currently fulfilling the duties and functions of each such office, respectively.

         (l) "Fund" means the Henderson Global Funds and each series thereof.

         (m) "Fund Shares" means shares of beneficial interest in any series of the Fund.

         (n) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

         (o) "Investment Personnel" means any employee of the Fund or the Adviser (or any company in a control relationship to the Fund or the Adviser) or any Associated Person, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client. Investment Personnel also includes any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients.

         (p) "iTrade" means the iTrade system for electronic preclearance of personal Securities

         (q) "Knowingly/Knows/Knew" means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the Employee to obtain such knowledge, for example, querying the Firm's trading system or Investment Personnel.

         (r) "Limited Access Person" means any employee of the Firm or any Associated Person of the Firm who is not an Access Person under this Code.


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         (s)      "Limited Offering" means an offering that is exempt from
                  registration under Section 4(2) or Section 4(6) under the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act, as amended, and similar restricted offerings under comparable foreign law.

         (t) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client or the Firm, as appropriate.

2.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

         No Access Person or Limited Access Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with the Firm, except those usual and normal benefits directly provided by the Firm and its affiliates.

         No Access Person or Limited Access Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Person and Clients. In addition, investment personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Clients. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Nevertheless, any entertainment, gift or other personal benefit of a value greater than $100 must be reported to the Compliance Department. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Department.

3.       CONFLICTS OF INTEREST

         If any Access Person or Limited Access Person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that Access Person or Limited Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance Department for appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for a Client, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Chief Compliance Officer. Such manager or the Chief Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and shall forward written evidence of such review to the Compliance Department. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

4.       SERVICE AS A DIRECTOR

         Investment Personnel are prohibited from serving on the boards of directors of for-profit corporations, business trusts or similar business entities (other than the Fund and other Henderson affiliates), whether or not their securities are publicly traded, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of their Clients and that adequate procedures exist to ensure isolation from those making investment decisions. Access Persons and Limited Access Persons must report to the Compliance Department any service on the boards of



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directors of for-profit corporations, business trusts or similar entities (other than the Fund and other Henderson affiliates), whether or not their securities are publicly traded.

5.       INSIDE INFORMATION

         U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts.

         Inside information obtained by any Access Person or Limited Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Firm as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Department.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

         Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. The Firm has separate policies on privacy that also govern the use and disclosure of Client account information.

         All transactions in stock of the Firm or any affiliate of the Firm are also subject to the Henderson Global Investors' U.K. Personal Account Dealing Rules.

6.       RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

         (a) Access Persons or Limited Access Persons (excluding Disinterested Trustees) may not sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Fund.

         (b) Access Persons or Limited Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by a Client except in the performance of employment duties or in an official capacity and then only for the benefit of a Client, and in no event for personal benefit or for the benefit of others.

         (c) Access Persons or Limited Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Client investments, proposed or in process, except (i) upon the completion of such changes,
                  (ii) when the disclosure results from the publication of a prospectus, (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders or Clients are entitled by


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

                  reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Client.

         (d) Access Persons or Limited Access Persons may not use knowledge of portfolio transactions made or contemplated for Clients to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security skill or acquired by a Fund.

         (e) No Access Person or Limited Access Person shall knowingly take advantage of a corporate opportunity of a Client for personal benefit, or take action inconsistent with such Person's obligations to a Client. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any Person's position of trust and responsibility.

         (f) Any transaction in a Covered Security in anticipation of a Client's transaction ("frontrunning") is prohibited.

         (g) No Access Person or Limited Access Person (other than a Disinterested Trustee) shall purchase or sell any Covered Security which such Person knows that the Firm either is purchasing or selling, or is considering for purchase or sale, for a Client until either a Client's transactions have been completed or consideration of such transaction is abandoned.

         (h) No Disinterested Trustee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned.

         (i) When anything in this paragraph 6 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

         (j) Any Access Person or Limited Access Person who trades in violation of this Section 6 must unwind the trade or disgorge the profits.

7.       PRECLEARANCE

         (a) No Access Person (other than Disinterested Trustees) may buy or sell any Covered Security for an account in which he has a Beneficial Interest, without having first obtained specific permission to deal as described in Section 8.

         (b) No Access Person or Limited Access Person may redeem shares of a Fund within 30 calendar days of a purchase of shares of the same Fund without having first obtained permission to deal as described in Section 8.


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

8.       PERMISSION TO DEAL

         (a) Access Persons or Limited Access Persons located in the United States ("U.S. Access Persons" or "U.S. Limited Access Persons" respectively), must obtain permission to deal for transactions described in Section 7, through iTrade. It is the responsibility of each U.S. Access Person or U.S. Limited Access Person to know how to access and obtain permission to deal from iTrade. If iTrade is not accessible or in the event of a disruption of service, transactions described in Section 7 may not be affected until the problem has been addressed by the Chief Compliance Officer or his designee. The Chief Compliance Officer may choose to employ an alternate method of preclearance, such as the one described in Section 8(b) below, for any transaction or set of transactions.

         (b) No other Access Person (other than Disinterested Trustees) may buy or sell any Covered Security for an account beneficially owned by him without having first obtained specific permission from an authorized signatory of the Central Dealing Desk. In order to gain permission to trade, a completed Application for Permission to Deal Form, which can be obtained from the Compliance Department or the Central Dealing Desk, must be signed by at least one authorized signatory. After a completed Form has been approved, the transaction may be affected either internally through the Central Dealing Desk or through an external broker. Transaction orders must be placed by the close of business on the day permission to trade is granted.

         (c) No Investment Personnel shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of HIML's Chief Investment Officer (or his designee), HIML's Director of Compliance (or his designee) or Henderson Global's Chief Compliance Officer (or his designee). Consideration will be given to whether or not the opportunity should be reserved for any Client. Such officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

9.       EXCLUDED TRANSACTIONS

         The trading restrictions in Section 6 and the preclearance requirements of Section 7 do not apply to the following types of transactions:

         (a) Transactions effected for any account over which the Access Person or Limited Access Person has no direct or indirect influence or control and which has been approved by the Compliance Department pursuant to Section 9(g). The prohibitions of paragraph 6 do not apply to any transaction in a trust or investment advisory account in which a Disinterested Trustee (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the Disinterested Trustee did not have knowledge of the transaction.

         (b) Non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemption of securities.


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

         (c) The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

         (d) Standing orders for retirement plans or savings schemes provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans or savings schemes (e.g., ISAs, PEPs). Lump sum investments or withdrawals for such plans or schemes must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

         (e) Transactions in options, futures or securities based on a broad-based securities index such as the S&P 500 Index, S&P 400 Mid Cap Index, S&P 100 Index, FTSE Index, Nikkei 225 Index, and NASDAQ 100 (e.g., "QQQs") are not subject to the Preclearance requirements of Section 7.

10.      REPORTING PROCEDURES

         Access Persons and Limited Access Persons shall make the reports set forth below. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

         (a) Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person or Limited Access Person (other than a Disinterested Trustee) must (i) inform the brokerage firm of his affiliation with the Firm;
                  (ii) make arrangements for copies of confirmations or advices to be sent to the Compliance Department promptly after each transaction; and (iii) make arrangements for the Compliance Department to receive duplicate account statements.

         (b) Initial Holdings Report. Each Access Person or Limited Access Person (other than a Disinterested Trustee) must provide a report which includes the following information within ten
                  (10) calendar days of becoming an Access Person or Limited Access Person:

                  o The title, number of shares and principal amount of each Covered Security or Fund Shares in which the Access Person or Limited Access Person had any direct or indirect beneficial ownership when the Person became an Access Person or Limited Access Person;

                  o The name of any broker, dealer or bank with whom the Access Person or Limited Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person or Limited Access Person as of the date the person became an Access Person or Limited Access Person; and

                  o The date that the report is submitted by the Access Person or Limited Access Person.

(c) Quarterly Transaction Reports. Not later than ten (10) calendar days following the end of a calendar quarter, each Access Person or Limited Access Person (other than a Disinterested Trustee) must submit a report which


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                  includes the following information with respect to any
                  transaction in the quarter in a Covered Security or any transaction in Fund Shares in which the Access Person or Limited Access Person had any direct or indirect beneficial ownership:

                  o The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security or Fund Shares involved;

                  o The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

                  o The price of the Covered Security or Fund Shares at which the transaction was effective;

                  o The name of the broker, dealer or bank with or through which the transaction was effected;

                  o The date that the report is submitted by the Access Person or Limited Access Person; and

                  An Access Person or Limited Access Person must make a quarterly transaction report even if the report would duplicate information contained in broker trade confirmations, notices or advices, or account statements, received by the Compliance Department.

         (d) Annual Holdings Report. Each Access Person or Limited Access Person (other than a Disinterested Trustee) shall submit the information required in Section 9(b) above annually within thirty (30) calendar days of the end of each calendar year. The information shall be current as of a date no more than thirty (30) calendar days before the report is submitted.

         (e)      Disinterested Trustees.

                  (1) A Disinterested Trustee shall provide a quarterly report with respect to any purchase or sale of any Covered Security in which such person had a beneficial interest if at the time of the transaction the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Fund should have known, that on the date of the transaction or within fifteen (15) calendar days before or after the transaction purchase or sale of that class of security was made or considered for the Fund. The form of the report shall contain the information set forth in subsection 9(c) above.

                  (2) This subsection (e) shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions; or
                           (ii) transactions in an account in which the Disinterested Trustee has no beneficial interest.


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

         (f)      Review of Reports.

                  The Compliance Department shall be responsible for identifying Access Persons and Limited Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons or Limited Access Persons. The Compliance Department will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to those procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by HGINA's Chief Compliance Officer or other officer who is senior to the person submitting the report.

         (g)      Exceptions from Reporting Requirements.

                  A person need not make reports pursuant to this Section 9 with respect to transactions effected for, and Covered Securities or Fund Shares held in, any account over which the Person has no direct or indirect influence or control. Access Persons or Limited Access Persons wishing to rely on this exception must receive prior approval from the Compliance Department.

11.      VIOLATIONS OF THE CODE OF ETHICS AND ETHICS COMMITTEE

         The Compliance Department will review all material and information provided under the Code and determine if any violation of this Code has occurred, subject to the supervision of the Ethics Committee. HGINA's Chief Compliance Officer will take whatever action he or she deems necessary with respect to any person covered by this Code who violates any provision of this Code (other than a Disinterested Trustee), subject to the review, direction and supervision of the Ethics Committee. The Chief Compliance Officer will inform the Ethics Committee of any such violations at least quarterly. The Ethics Committee will meet at least quarterly to review the Code, the procedures under the Code and any violations of the Code. Any information received by the Chief Compliance Officer and Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee of the Fund, shall immediately be forwarded to the Audit Committee of the Fund for that Committee's consideration and such action as it, in its sole judgment, shall deem warranted. Quarterly, the Fund and the Adviser must provide a written report to the Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. At least annually, the report will also certify to the Board of Trustees that the Fund and Adviser each have adopted procedures reasonably necessary to prevent Access Persons and Limited Access Persons from violating the Code. The Report should also include significant conflicts of interest that arose involving the Fund and Adviser's personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Fund will report to the Board if a portfolio manager is a director of a company whose securities are held by the Fund.

12.      CODE REVISIONS

         Any material changes to this Code will be submitted to the Board of Trustees of Henderson Global Funds for approval within six months of such change.


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13.      EXCEPTIONS TO THE CODE

         The Chief Compliance Officer shall have the authority (subject to review by the Ethics Committee) to exempt any person or class of persons, or transaction or class of transactions, from any portion of this Code and to adopt interpretive positions with respect to any provision of this Code in consultation with counsel for the Funds. Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and Rule 17j-1; and (ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote. The Ethics Committee also shall have the authority to determine to impose such additional requirements or restrictions as it determines is necessary or appropriate.

14.      RECORDKEEPING REQUIREMENTS

         The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code of Ethics in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each trustee report made during the past five years; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel's purchase of securities in an Initial Public Offering or a Limited Offering.

15.      CONDITION OF EMPLOYMENT OR SERVICE

         All Access Persons and Limited Access Persons shall conduct themselves at all times in the best interests of the Clients. Compliance with the Code of Ethics shall be a condition of employment or continued affiliation with the Fund or the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Access Persons and Limited Access Persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

August 21, 2001, as amended September 23, 2004 with such changes to be effective August 19, 2004.


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                        ACKNOWLEDGEMENT AND CERTIFICATION

         I acknowledge that I have read the Henderson Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

                                                --------------------------------
                                                                      Print Name

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                            Date                                       Signature